Exhibit 99.1

VaxGen Awarded Second NIH Grant for Development of AIDS Vaccine for Africa, India and China

BRISBANE, Calif., Oct. 3 -- VaxGen, Inc. (Nasdaq: VXGN) announced today that it has been awarded the second part of a $1.1 million grant from the National Institutes of Health (NIH) to continue the development of a vaccine designed to prevent infection by HIV subtype C, the most widespread form of the virus. Subtype C is estimated to be responsible for approximately half of the world's 36 million infections and is the most common subtype found in Southern Africa, India and China.

The Small Business Innovation Research (SBIR) Fast Track grant provides up to $981,000 for the development program and is in addition to $150,000 that VaxGen received earlier this year through the first part of the grant.

"This new NIH grant will allow VaxGen to create and conduct laboratory tests of a subtype C vaccine that could be used alone in Southern Africa and India, or it could be combined with a vaccine against the B and E subtypes for regions of the world such as China, where all three subtypes are in circulation," said Phillip Berman, Ph.D., VaxGen's senior vice president of research and development.
"These vaccines could be invaluable in many parts of the world where the epidemic is at its worst, and could bring VaxGen one step closer to its goal of developing a multivalent vaccine to protect against all of the world's HIV subtypes."

During the first phase of the grant, which had a term of six months, VaxGen assembled a collection of subtype C viruses from various populations with the assistance of UNAIDS, the United Nations AIDS program, and determined the utility of these viruses as vaccine antigens. In the second phase of the grant, which has a term of two years, VaxGen will select the best candidates for analysis and combine these with subtype B and E vaccines. The second phase of the NIH grant provides approximately $485,000 in the first year and up to $496,000 in the second year for preclinical development and testing of these vaccines.

VaxGen is the worldwide leader in developing vaccines for the prevention of HIV/AIDS. It is the only company with preventive HIV vaccines in Phase III trials, the final stage before regulatory approval can be sought. The company's two Phase III trials -- one in North America and Europe and another in Thailand -- are meant to determine how well the vaccine, AIDSVAX, prevents HIV infection in humans. VaxGen's North American/European trial is scheduled to conclude no later than the end of 2002, with the Thai trial scheduled for conclusion the following year. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at www.vaxgen.com.

AIDSVAX(R) is a registered trademark of VaxGen.

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NOTE: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause VaxGen's actual results to be materially different from historical results, expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the progress, costs and results of the Company's Phase III clinical trials, the progress of other internal research and development projects, the Company's ability to demonstrate efficacy of AIDSVAX in clinical trials, the Company's ability to obtain regulatory approval to market AIDSVAX and the Company's ability to secure commercial-scale manufacturing for AIDSVAX. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2001, under the headings "Factors Affecting Future Results" and "Business" and to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2001, under the heading "Risk Factors," for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release.
VaxGen   undertakes  no  obligation  to  update  publicly  any   forward-looking
statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.